GREKA ENERGY CORPORATION

                Computation of Earnings (Loss) Per Common Share
          For the Nine Month Period Ended September 30, 1999 and 1998

                                                        Six Months            Three Months
                                                    Ended September 30     Ended September 30,
                                                     1999        1998        1999      1998
                                                 -----------  ----------  ---------  ---------
Basic Earnings
   Net Income (loss) before minority interest
   in earnings (loss) of consolidated subsidiary  1,510,367   (1,188,449) 1,409,031 (392,797)
   Minority interest in earnings (loss) of
     consolidated subsidiary                        (20,617)           0          0          0
   Preferred Stock dividends                       (223,000)               (107,000)
                                                 -----------  ----------  ---------  ---------
   Net Income (loss) available to Common          1,278,367   (1,188,449) 1,302,031   (392,797)
                                                 ===========  ==========  =========  =========
Basic Shares
   Weighted average number of Common
     Shares outstanding                           4,255,737    1,570,981  4,290,079  1,570,981
                                                 ===========  ==========  =========  =========
Basic Earnings per Common Share
   Net Income (loss) available to Common         $     0.30   $    (0.76) $    0.30  $   (0.25)
                                                 ===========  ==========  =========  =========
Diluted Earnings
   Net Income (loss) before minority interest
     in earnings (loss) of consolidated
     subsidiary                                   1,510,367   (1,188,449) 1,409,031   (392,797)
   Minority Interest in earnings (loss) of
     consolidated subsidiary                        (20,617)           0          0          0
   Preferred Stock dividends                       (223,000)           0   (107,000)         0
   Plus Interest expense attributable
     to Debentures, net of related income taxes           -            -          -          0
                                                 -----------  ---------- ----------  ---------
Net Income (loss) available to Common             1,278,367   (1,188,449) 1,302,031   (392,797)
                                                 ===========  ========== ==========  =========
Diluted Shares
   Weighted average number of Common
     Shares outstanding                           4,255,737    1,570,981  4,221,018  1,570,981
   Effect of dilutive securities:
     Of shares underlying options                         -            -          -          -
     Of shares underlying convertible
       Debentures                                         -            -          -          -
                                                  ----------  ---------- ----------  ---------
   Diluted Shares                                 4,255,737    1,570,981  4,221,018  1,570,981
                                                 ===========  ========== ==========  =========
Diluted Earnings per Common Share
   Net Income (loss)                             $     0.00   $   (0.76) $     0.27  $   (0.25)
                                                 ===========  ========== ==========  =========
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